Exhibit 99.1

American Spectrum Realty Records $7,800,000 Gain in First Quarter on Lawsuit Settlement

HOUSTON--(BUSINESS WIRE)--January 17, 2014--American Spectrum Realty, Inc. (NYSE/MKT: AQQ) – a real estate investment, management and leasing company – today announced a settlement of claims between the Company, including its affiliates, and entities related to New West Realty and its affiliates.

American Spectrum will record a gain of approximately $7.8 million in the first quarter of 2014 due to elimination of debt (stated at $9.3 million) and reversal of accrued interest.

The terms of the settlement include payment by American Spectrum of $2.4 million to New West Realty in the form of cash and a promissory note.

The settlement replaces a prior memorandum of understanding entered into by the parties in December 2012 which did not become effective. That memorandum called for a settlement consideration of $4.6 million (that was to be in cash, a new promissory note and non-convertible preferred stock) to settle a dispute filed against American Spectrum Realty in 2010 by New West Realty and its affiliates over a promissory note in the original amount of $9.4 million.

“We are pleased to put this behind us and clear items from our balance sheet,” according to CEO William J. Carden. “This agreement significantly reduces the original amount of the claim and provides for a manageable monthly payment plan,” he said.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial, retail, self-storage, RV parks, multi-family properties and undeveloped land throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients totaling 10 million square feet in multiple states. Website: www.americanspectrumrealty.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
Elisa Grainger, CFO
(949) 825-6409
egrainger@americanspectrum.com